CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 27, 2023, relating to the financial statements and financial highlights of Towpath Focus Fund and Towpath Technology Fund, each a series of MSS Series Trust, for the year ended November 30, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

March 28, 2023